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As filed with the Securities and Exchange Commission on August10, 2000

Registration No. 333-_______________ -

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under the Securities Act of 1933

AMERICAN INTERNATIONAL PETROLEUM CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	13-3130236 (I.R.S. Employer Identification Number)

2950 North Loop West, Suite 1000, Houston. Tx. (Address of principal executive offices)	77092 (zip code)

2000 STOCK OPTION PLAN
2000 STOCK AWARD PLAN
(Full Title of the Plans)

Denis J. Fitzpatrick, Chief Financial Officer
AMERICAN INTERNATIONAL PETROLEUM CORPORATION
2950 North Loop West, Suite 1000
Houston, Texas 77092
713-802-0087

     (Name, Address and telephone number including area code, of agent for service)

A copy of all communications, including communications sent to the agent for service, should be sent to:

Charles Snow, Esq.
Snow Becker Krauss P.C.
605 Third Avenue
New York, N.Y. 10158-0125
(212)687-3860

Approximate date of commencement of proposed sale to the public: Upon filing of this registration statement

CALCULATION OF REGISTRATION FEE

Title of Securities t’o be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Stock Options	5,000,000	(1)	$0.4688	(3)	$2,344,000	$576.68
Common Stock,
$.08 par value	500,000 shs.	(2)	$0.4688	(3)	$234,400	$57.67

TOTAL:						$634.35

(1)	Represents options granted or to be granted pursuant to the 2000 Stock Option Plan (the “Option Plan”) of American International Petroleum Corporation (the “Registrant”).

(2)	Shares which may be issued pursuant to the 2000 Stock Award Plan (the “Stock Plan”) of the Registrant.

(3)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) based upon the closing price of the Common Stock quoted on the Nasdaq National Market on July 28, 2000.

(5)	Pursuant to Rule 416, includes an indeterminable number of shares of Common Stock which may become issuable pursuant to the anti-dilution provisions of the Option Plan and the Options.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference

     The following documents filed with the Securities and Exchange Commission (the “Commission”) by the registrant, American International Petroleum Corporation, a Nevada corporation (the “Company”), pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this registration statement.

(1) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1999; and

(2) The Company’s Quarterly Report on Form 10-Q (“Form 10-Q”) for the fiscal quarter ended March 31, 1998, June 30, 2000.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Snow Becker Krauss P.C., counsel to the Company, holds 144,518 shares of Common Stock, all of which was issued to it in exchange for legal fees and disbursements. Snow Becker Krauss P.C. is rendering an opinion upon the validity of the securities being registered hereby.

Item 6. Indemnification of Directors and Officers.

     Under Section 78.751 of the Nevada Corporation Law (“NCL”), directors and officers may be indemnified against judgments, fines and amounts paid in settlement and reasonable expenses (including attorneys’ fees), actually and reasonably incurred as a result of specified actions or proceedings (including appeals), whether civil or criminal (other than an action by or in the right of the corporation — a “derivative action”) if they acted in good faith and for a purpose which they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with the defense or settlement of such an action (including appeals), except in respect of a claim, issue or matter as to which such person shall have been finally adjudged to be liable to the corporation, unless and only to the extent a court of competent jurisdiction deems proper.

     In accordance with Section 78.037(1) of the NCL, Article VIII of the Company’s Certificate of Incorporation, as amended, eliminates the personal liability of the Company’s directors to the Company or its shareholders for monetary damages for breach of their fiduciary duties as directors, with certain limited exceptions set forth in said Article VIII and Section 78.037(1).

Article VII of the Company’s Bylaws provides for indemnification of directors, officers and others as follows:

“On the terms, to the extent, and subject to the condition prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases, (a) the Corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise which any director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees of any such action or proceeding, or any appeal therein, and (b) the Corporation may pay, in advance of final disposition of any such action or proceeding, expenses incurred by such person in defending such action or proceeding.

On the terms, to the extent, and subject to the conditions prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases, (a) the Corporation shall indemnify any person made a party to an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with the defense of such action, or in connection with an appeal therein, and (b) the Corporation may pay, in advance of final disposition of any such action, expenses incurred by such person in defending such action or proceeding.”

     The Company maintains insurance, at its expense, to reimburse itself and directors and officers of the Company and of its direct and indirect subsidiaries against any expense, liability or loss arising out of indemnification claims against directors and officers and to the extent otherwise permitted under the NCL.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed.

     None

Item 8. Exhibits.

Exhibit No. Description of Exhibit

4.1	2000 Stock Option Plan (the “Option Plan”).

4.2	Form of Stock Option Agreement under the Option Plan between the Registrant and the holders of non-qualified stock options.

4.3	Form of Stock Option Agreement under the Option Plan between the Registrant and the holders of incentive stock options.

4.4	2000 Stock Award Plan.

23.1	Consent of Hein + Associates LLP.

24.2	Powers of Attorney (included on the signature page of this Registration Statement).

Item 9. Required Undertakings.

     The undersigned Registrant hereby undertakes:

     (a)(l) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to any arrangement, provision or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 10. 2000.

AMERICAN INTERNATIONAL PETROLEUM CORPORATION By: /s/ Denis J. Fitzpatrick —————————————— Denis J. Fitzpatrick

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints George N. Faris or Denis J. Fitzpatrick, his true and lawful attorney-in-fact and agent, with power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying all that said attorney-in-fact and agent or his substitute or substitutes, or any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 10, 2000.

Signature	Title

/s/ George N. Faris
George N. Faris	Chairman of the Board of Directors (principal executive officer)

/s/ Denis J. Fitzpatrick
Denis J. Fitzpatrick	Vice President, Chief Financial Officer and Secretary (principal financial and accounting officer)

/s/ Donald G. Rynne
Donald G. Rynne	Director

/s/ Daniel Y. Kim
Daniel Y. Kim	Director

/s/ William R. Smart
William R. Smart	Director

/s/ John H. Kelly
John H. Kelly	Director